U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2006

GREAT CHINA INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

0-23015
(Commission File No.)

Nevada	87-0450232
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

C Site 25-26F Presidential Building, No. 69 Heping North Street
Heping District, Shenyang 110003, Peoples Republic of China
(Address of principal executive offices)

0086-24-2281388
(Registrant’s telephone number)

Not applicable
(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Effective December 20, 2006, a group of eleven (11) shareholders (the “Shareholders”) of Great China International Holdings, Inc. (“Great China”) entered into a lock-up agreement (the “Lock Up Agreement”) that covers an aggregate of 7,553,059 common shares of Great China, or approximately 64% of Great China’s issued and outstanding common shares. Pursuant to the terms of the Lock Up Agreement, each of the Shareholders has agreed not to transfer or dispose of any interest in any shares of Great China held by it (subject to a limited exception for bona fide gifts or transfers to family trusts, provided that any transferees in such transactions must agree to become bound by the terms of the Lock Up Agreement with respect to such shares) during the period from December 20, 2006 to December 15, 2007.

Of the shares subject to the Lock Up Agreement, an aggregate of 6,740,000 shares are held, either directly or indirectly, by members of Great China’s board of directors, as follows: 6,500,000 shares, by Jiang Fang, Chairman of the Board of Directors, and 80,000 shares, by each of Duan Jing Shi, Li Guang Hua and Wang Li Rong.

Each party to the Lock Up Agreement disclaims any beneficial ownership with respect to the shares of Great China common stock held by any other party to the agreement.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great China International Holdings, Inc.

Date: January 8, 2007	By:	/s/ Deng Zhi Ren
Deng Zhi Ren, Chief Executive Officer